EXHIBIT 1

EXPLANATION PROVIDED PURSUANT TO ITEM 3 OF PART IV.

     It is anticipated that a significant change in the results of operations from the corresponding period for the last fiscal year will be reflected in the earnings statements to be included in the Form 10-QSB for the third quarter of the 2000 fiscal year.

     Since the third quarter of the Company’s 1999 fiscal year, the Company purchased of all of the outstanding shares of the Penobscot Shoe Company from Riedman Corporation on March 30, 2000.

     Net sales for the third quarter 2000 are estimated at $11,000,000, compared to sales of $3,700,000 in the corresponding quarter last year. Included in the estimate for the current quarter are sales of $7,100,000 attributable to the brands acquired with Penobscot Shoe. In addition, the Company estimates that pre-tax income for the third quarter 2000 was between $500,000 to $750,000.

     These results are subject to further review and adjustment.